Exhibit 5.2
Gregg P. Barnard
E-MAIL: gbarnard@woodburnandwedge.com
DIRECT DIAL: (775) 688-3025
May 9, 2011
Nevada Power Company
6226 West Sahara Avenue
Las Vegas, Nevada 89146
Ladies and Gentlemen:
     We have acted as Nevada counsel to Nevada Power Company, a Nevada corporation (the “Company”) in connection with the issuance and sale by the Company of $250,000,000 5.45% General and Refunding Mortgage Notes, Series Y, due 2041 (the “Notes”), covered by the Registration Statement on Form S-3 (No. 333-168984-02) (the “Registration Statement”), including the prospectus constituting a part thereof, dated August 20, 2010, and the final prospectus supplement, dated May 9, 2011 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).
     The Notes are to be issued under the Company’s Indenture, dated as of May 1, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (in such capacity, the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 1, 2001 and as amended and supplemented by the Second Supplemental Indenture, dated as of October 1, 2001 (as so supplemented and amended, the “Indenture”). The Notes were sold by the Company pursuant to the Purchase Agreement, dated May 9, 2011, among the Company, Barclays Capital Inc., BNY Mellon Capital Markets, LLC and UBS Investment Bank, as representatives of the several underwriters named therein (the “Purchase Agreement”).
     In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith, and the Indenture. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with authentic original documents of any copies thereof submitted to us for examination. We have also assumed that the Indenture has been duly authorized, executed and delivered by and constitutes the valid and legally binding obligation of the Trustee.

Nevada Power Company
May 9, 2011

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:
1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

2.	The Company has all power and authority necessary to own its properties and conduct its business as described in the Registration Statement.

3.	The Company had and has, as applicable, all power and authority necessary to execute and deliver the Indenture and the Notes and to perform its obligations thereunder.

4.	The Company has duly authorized, executed and delivered the Indenture.

5.	The Notes have been duly authorized by all necessary corporate action on the part of the Company and, when executed, issued and delivered by the Company and authenticated and delivered by the Trustee, in accordance with the Indenture, the Registration Statement, Prospectus and Purchase Agreement and in compliance with the Securities Act and the Trust Indenture Act of 1939, as amended, the Notes will be duly issued and delivered by the Company.

6.	To the extent that Nevada law governs such issues, the Notes, when executed and issued by the Company, authenticated by the Trustee and delivered all as set forth in paragraph 5, above, will be valid and binding obligations of the Company.
     Our advice set forth in paragraph 6 is subject to (a) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.
     We offer no advice and express no opinion as to any provision contained in or otherwise made a part of the securities described herein (i) providing for rights of indemnity or contribution, (ii) purporting to waive (or having the effect of waiving) defenses or any rights under the Constitution or laws of the United States of America or any state, (iii) providing for, or having the effect of, releasing any person prospectively from liability for its own wrongful or negligent acts, or breach of such documents and instruments, (iv) specifying the jurisdiction the laws of which shall be applicable thereto or specifying or limiting the jurisdictions before the courts of which cases relating to the Notes may be brought, (v) restricting access to legal or equitable remedies, (vi) providing that the failure to exercise any right, remedy or option under the Notes shall not operate as a waiver thereof, (vii) to the effect that amendments, waivers and modifications to the Notes may only be made in writing, (viii) purporting to establish any evidentiary standard, (ix) granting any power of

Nevada Power Company
May 9, 2011

attorney, (x) purporting to waive or otherwise affect any right to receive notice, or (xi) imposing liquidated damages, late charges, penalties, forfeitures, prepayment charges, yield maintenance charges, contingent or non-discounted accelerated interest or an increase in interest rate upon delinquency in payment or in connection with the occurrence of a default or event of default; (xii) purporting to restrict competition.
     The foregoing opinions are limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.
     We hereby consent:
1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.
     In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The law firm of Choate, Hall & Stewart LLP may rely on this opinion in connection with the opinion to be rendered by them in connection with the Registration Statement.

Sincerely, WOODBURN and WEDGE
By:	/s/ Gregg P. Barnard
Gregg P. Barnard